Exhibit 5.5

(PricewaterhouseCoopers Letterhead)

Alberta Securities Commission
British Columbia Securities Commission
The Manitoba Securities Commission
Securities Commission of Newfoundland and Labrador
Office of the Administrator of Securities, New Brunswick
Prince Edward Island, Department of Justice
Ontario Securities Commission
Commission des Valeurs Mobilières du Québec
Saskatchewan Securities Commission
Nova Scotia Securities Commission

27th June 2002

Subject: CP Ships Limited

Dear Sirs or Madams:

We refer to the final short form Base PREP prospectus of CP Ships Limited (the “company”) dated 26th June 2002 relating to the offering of Common Shares of the company (the “prospectus”).

We consent to the use in the above-mentioned prospectus of our Auditors' report dated 27th February 2002, except for note 22(k) which is dated 28th May 2002 and note 23 which is dated as of 27th June 2002, to the shareholders of the company and our Notice to US readers dated 27th February 2002, except for note 22(k) which is dated 28th May 2002, on the following financial statements:

•	Consolidated balance sheets as at 31st December 2001, 2000 and 1999;
•	Consolidated statements of income, retained earnings and cash flows for the years ended 31st December 2001, 2000 and 1999.

We also consent to the use in the above mentioned prospectus of our compilation report dated 27th June 2002 to the shareholders of the company and our “Comments by the Auditors on the Canada-US Reporting Difference” dated 27th June 2002 on the unaudited pro forma condensed consolidated balance sheet as at 31st March 2002 and the unaudited pro forma condensed consolidated income statements for the three months ended 31st March 2002 and the year ended 31st December 2001.

     We report that we have read the prospectus and all information specifically incorporated by reference therein and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the financial statements upon which we have reported or that are within our knowledge as a result of our audit of such financial statements.

     This letter is provided solely for the purpose of assisting the securities regulatory authorities to which it is addressed in discharging their responsibilities and should not be used for any other purpose. Any use that a third party makes of this letter, or any reliance or decisions made based on it, are the responsibility of such third parties. We accept no responsibility for loss or damages, if any, suffered by any third party as a result of decisions made or actions taken based on this letter.

Yours very truly,

/s/	PricewaterhouseCoopers LLP -------------------------------------------------------- PricewaterhouseCoopers LLP

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